Exhibit 99.1

MasterCard Names Ajay Banga President and Chief Executive Officer Succeeding Robert W. Selander

Move Becomes Effective July 1, 2010; Selander Named Executive Vice Chairman

Purchase, NY, April 12, 2010 – MasterCard Incorporated (NYSE:MA) today announced that Ajay Banga, currently MasterCard’s president and chief operating officer, has been named by the Board of Directors to serve as the company’s president and chief executive officer, effective July 1, 2010. The company also announced that Banga has become a member of MasterCard’s Board of Directors, effective immediately.

Banga, 50, will succeed Robert W. Selander, who has been MasterCard’s chief executive officer since March 1997. Following the transition, Selander, 59, will serve as the company’s executive vice chairman and continue to serve as a member of the company’s Board of Directors through the date of his retirement on December 31, 2010.

Under Selander’s leadership, MasterCard evolved from a 40-year-old membership association to become an NYSE listed public company on May 25, 2006. In 2009, Barron’s cited Selander’s management as a critical reason behind its decision to rank MasterCard first in the Barron’s 500 – a ranking which assesses operating performance among the 500 largest public companies in the U.S. and Canada. The company was also ranked number 10 in BusinessWeek’s Top 50 Companies in 2009.

“Bob is a true visionary – responsible for the transformation of MasterCard into one of the world’s leading companies, and instrumental in shaping today’s payments industry,” said Richard Haythornthwaite, chairman, MasterCard Board of Directors. “We are extremely thankful for his 13 years of leadership as CEO, and look forward to his continued guidance as executive vice chairman.

“We are fortunate to announce the transition to a leader with Ajay’s expertise and experience. His industry knowledge, as well as his deep background in financial services encompassing many geographies, makes him the ideal CEO to successfully drive MasterCard’s future growth,” concluded Haythornthwaite.

“Bob is a tremendous professional and I consider myself fortunate to have worked closely with him over the past several months,” said Banga, who joined MasterCard on August 31, 2009. “I am grateful for the opportunity to lead MasterCard at a time when the global opportunity for electronic payments has never been stronger.”

MasterCard Worldwide – Page 2

MasterCard Names Ajay Banga President and Chief Executive Officer Succeeding Robert W. Selander

“Since joining MasterCard in late August 2009, Ajay has demonstrated extraordinary leadership and insight, and I know he is the ideal candidate to lead MasterCard moving forward,” said Selander. “As a company doing business in 210 countries and territories, MasterCard and its customers will benefit from Ajay’s unique global perspective.”

Prior to joining MasterCard, Banga spent 13 years at Citigroup from 1996, and held a variety of senior management roles in the United States and Europe, Middle East, Africa regions before becoming chairman and chief executive officer of Citi’s international global consumer group in 2005. He was also responsible for Citi’s brand and marketing work across the entire company. Most recently, he was chief executive officer of Citi Asia Pacific, responsible for all of the company’s business lines in the region, including institutional banking, alternative investments, wealth management, consumer banking and credit cards. He was also a member of Citi’s senior leadership and executive committees.

Beginning his business career with Nestle in 1981, Banga spent the next 13 years in a variety of assignments spanning sales, marketing, and general management. He later joined Pepsico and was instrumental in the launch of its international fast food franchises in India as the economy liberalized.

Banga serves on the board of Kraft Foods Inc. In addition, he is on the board of trustees of the Asia Society, is a member of the Council on Foreign Relations, The Financial Services Roundtable and The Economic Club of New York, and is a fellow of the Foreign Policy Association.

Banga was vice chairman of the board of trustees of the New York Hall of Science and a board member of the National Urban League. He was formerly a business sponsor of Citi’s African heritage network – NYC. Banga has a keen interest in social development issues, and over the period from 2005 to mid-2009, he spearheaded Citi’s strategy in the microfinance sector across the world.

Banga graduated with a B.A. in Economics Honors from Delhi University and is an alumnus of the Indian Institute of Management, Ahmedabad.

Selander joined MasterCard in 1994, as executive vice president of the company’s Europe, Middle East/Africa and Canada regions. Before joining MasterCard, Selander spent 20 years with Citicorp/Citibank, N.A. where he was responsible for several consumer businesses operating in North America and Europe.

Contacts:

Investor Relations: Barbara Gasper, 1.914.249.4565, investor_relations@mastercard.com

Media Relations: Chris Monteiro, 1.914.249.5826, chris_monteiro@mastercard.com